                    DATED          26 NOVEMBER           2003
                    -----------------------------------------


                    (1) ARMOR HOLDINGS INC.


                    (2) ARMOR GROUP LIMITED PARTNERSHIP


                    (3) ARMOR HOLDINGS MOBILE SECURITY L.L.C.


                    (4) ARMOR GROUP SERVICES L.L.C.


                    (5) ARMORGROUP INTERNATIONAL LIMITED








                    -----------------------------------------

                                    AGREEMENT

                for the sale and purchase of ArmorGroup Services

                    -----------------------------------------

                                TABLE OF CONTENTS

                                                                         PAGE

1.       INTERPRETATION.....................................................1

2.       SALE AND PURCHASE..................................................7

3.       COMPLETION AND POST-COMPLETION PAYMENTS...........................10

4.       POST COMPLETION UNDERTAKINGS......................................15

5.       WARRANTIES........................................................20

6.       INDEMNITIES.......................................................21

7.       BUYER'S Warranties ...............................................24

8.       PROTECTION OF GOODWILL............................................25

9.       CONFIDENTIAL INFORMATION..........................................28

10.      TAX AFFAIRS.......................................................29

11.      ANNOUNCEMENTS.....................................................29

12.      ASSIGNMENT........................................................29

13.      COSTS.............................................................30

14.      EFFECT OF COMPLETION..............................................30

15.      FURTHER ASSURANCES................................................30

16.      ENTIRE AGREEMENT..................................................31

17.      VARIATIONS and third party rights.................................32

18.      WAIVER/consents...................................................32

19.      INVALIDITY........................................................32

20.      NO SET-OFF........................................................33

21.      NOTICES...........................................................33

22.      COUNTERPARTS......................................................34

24.      GOVERNING LAW AND JURISDICTION....................................34

         SCHEDULE 1    Particulars relating to the Target Companies........36

         SCHEDULE 2    Particulars relating to the Subsidiaries............42

         SCHEDULE 3    The Warranties......................................52

         SCHEDULE 4    Seller Protection Provisions........................67

         SCHEDULE 5    The Properties......................................72

         SCHEDULE 6    Additional Consideration............................77

         SCHEDULE 7    Resigning Directors.................................80

         SCHEDULE 8    Pre-sale Restructuring..............................81

         SCHEDULE 9    Inter-Group Payables................................83

         Part A        ....................................................83

         Part B        ....................................................85

                                TABLE OF CONTENTS
                                   (continued)


                                                                         PAGE

         SCHEDULE 10   Litigation Schedule.................................87

                  Part A   Angolan Litigation..............................87

                  Part B   Bosnian Landmine Claim..........................89

         SCHEDULE 11   List of Key Employees...............................90

         SCHEDULE 12   Employee Benefits Plans.............................91

         SCHEDULE 13   Relevant Security (Clause 15.4).....................93

AGREED FORM DOCUMENTS

Non-US Trade Mark Assignment.

Bank of America Release.

Deed of assignment in respect of the UN Contract.

Deeds of release of Bank of Scotland Guarantees

Technology Assignment.

Management Accounts.

Power of attorney regarding voting rights.

Press announcement.

Resignations of directors and secretary.

Tax Deed.

Waiver of Inter-Group Indebtedness.

Trade Mark Assignment

Angolian Litigation Summary

Accounts Schedule

Russian Novation Agreement

Wachavia National Bank Association deeds of release

New Promissory Note

DATED 26 November 2003

PARTIES

(1) ARMOR HOLDINGS, INC. a corporation incorporated under the laws of the State of Delaware, USA whose principal office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250, U.S.A. ("Armor");

(2) ARMOR GROUP LIMITED PARTNERSHIP (acting by its general partner Armor Holdings GP, LLC) a limited liability partnership formed under the laws of Scotland whose principal office is at 20 Castle Terrace, Edinburgh, Scotland (No. SL003883) ("ARMOR GROUP LP");

(3) ARMOR HOLDINGS MOBILE SECURITY, L.L.C. a limited liability corporation incorporated under the laws of Delaware, USA whose principal office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250, U.S.A. ("ARMOR MOBILE SECURITY");

(4) ARMOR GROUP SERVICES, L.L.C. a limited liability corporation incorporated under the laws of Delaware, USA whose principal office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250, U.S.A. ("AGS"); and

(5) ARMORGROUP INTERNATIONAL LIMITED, a private limited company incorporated in England and Wales with Company Number 4931893 whose registered office is at Brierly Place, New London Road, Chelmsford, Essex, CM2 0AP ("THE BUYER").

THE PARTIES AGREE AS FOLLOWS:

1.       INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

         "ACCOUNTS" means the financial statements of each Group Company, comprising the balance sheet, profit and loss account and cash flow statement (where applicable) of each Group Company, together in each case with the notes thereon, directors' report and auditors' certificate, as at and for the financial period ended on the Accounts Date to the extent that same are indicated in grey shading to exist on the Accounts Schedule in the agreed form, true and complete copies of which are included in the Data Room Information;

         "ACCOUNTS DATE" means 31 December 2002;

         "ACTUAL RECONCILIATION DATE" shall have the meaning given to the expression in clause 3.4(B);

         "AGAP SHARES" means 29,500 shares of THAI BHAT 100 each of Armor Group (Asia Pacific) Co. Ltd. (Thailand) (details of which are set out in schedule 1) representing 49.17 per cent. of its issued stock;

         "AGLP GABON SHARES" means 500 shares of XAF 10,000 each of Armor Group Gabon SA (details of which are set out in schedule 1) representing 50 per cent. of its issued stock;

         "AGNA SHARES" means 100 shares of $1 each of Armor Group North America Inc. (details of which are set out in schedule 1) representing its entire issued stock;

         "AGS GABON SHARES" means 500 shares of XAF 10,000 each of Armor Group Gabon SA (details of which are set out in schedule 1) representing 50 per cent. of its issued stock;

         "AHL SHARES" means 11,239,543 ordinary shares of (pound)1 each in the share capital of Armor Holdings Limited (details of which are set out in schedule 1) representing its entire issued share capital;

         "ARMOR CONFIDENTIAL INFORMATION" shall have the meaning given to that expression in clause 9.2;

         "ARMORGROUP CONFIDENTIAL INFORMATION" shall have the meaning given to that expression in clause 9.1;

         "ASSETS" means the Shares, the UN Contract, the Russian Technology Use Agreement, the intellectual property rights the subject of the Technology Assignment, the Trademark Assignment and the Non-US Trade Mark Assignment;

         "ASSOCIATED COMPANY" has the meaning given to it in sections 416 et seq. of the TA;

         "BUSINESS DAY" means a day (excluding Saturdays) on which banks generally are open in New York for the transaction of normal banking business;

         "BUYER'S GROUP" means the Buyer, the subsidiary undertakings and associated companies from time to time of the Buyer (including the UK Buyer and the US Buyer) and all of them and each of them as the context admits;

         "BUYER'S SOLICITORS" means Jones Day Gouldens of 10 Old Bailey, London EC4M 7NG or, after 28 November 2003, 21 Tudor Street, London, EC4Y 0DJ;

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B;

         "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto;

         "COMPLETION" means the completion of the sale and purchase of the Assets;

         "COMPLETION DATE" means the date on which Completion occurs;

         "CONSIDERATION" means the consideration payable by the UK Buyer and the US Buyer for the Assets, payment of which is to be procured by the Buyer under this Agreement;

         "DATA ROOM INFORMATION" means the materials and information copies of which are attached to the Disclosure Letter;

         "DISCLOSURE LETTER" means the letter of today's date together with the attachments thereto addressed by Armor to the Buyer, the UK Buyer and the US Buyer disclosing exceptions to the Warranties;

         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) maintained by any member of the Group;

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set out in ERISA
         Section 3(2);

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set out in ERISA
         Section 3(1);

         "ENCUMBRANCE" means all security interests, options, equities, claims, or other third party rights, including rights of pre-emption of any nature whatsoever;

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

         "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) whether or not incorporated, which is a subsidiary of or under common control or would be considered a single employer with any member of the Group within the meaning of Section 414(b), (c), (m) or (o) of the Code and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA;

         "EXCLUDED SUBSIDIARIES" means Armor Products International Limited (no. 00328076), Defence Systems France Sarl (no. 97B06525), Defence Systems International Africa SA (no. 97B02790) and CDR International Inc.;

         "FAIRLY DISCLOSED" means, in the context of the Warranties or particular matter concerned, that the facts or circumstances giving rise to any inconsistency therewith and a reasonable assessment of their consequences are fairly disclosed by the wording of the Disclosure Letter or the Data Room Information and, in relation to Warranties 18.4, 18.6, 18.7 and 18.9, by the wording of the documents listed in or other information contained in schedule 12, the Disclosure Letter or the Data Room Information;

         "FINALLY DETERMINED" means when a matter is agreed between the Buyer, the UK Buyer or the US Buyer on the one hand and Armor on the other hand or determined by a Court which has accepted jurisdiction of the relevant claim and from whose determination there is no right of appeal or where there is a right of appeal when any appeal is finally refused or such right of appeal has expired without exercise;

         "GABON SHARES" means the AGLP Gabon Shares and the AGS Gabon Shares;

         "GROUP" means the Target Companies and the Subsidiaries and "GROUP COMPANY" means any one of them;

         "INDEMNITIES" means the indemnities contained in clause 6.1;

         "INTELLECTUAL PROPERTY" means patents, trade marks, service marks, design rights, registered designs, trade names, interest domain names, logos, copyrights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, and all other intellectual property rights of a similar or corresponding character in any part of the world;

         "INTER-GROUP INDEBTEDNESS" means all debts outstanding from the Group Companies to members of the Sellers' Group (other than the debts to be repaid pursuant to clauses 3.4(B) and 3.5);

         "KEY EMPLOYEES" means those persons whose names are listed in schedule 11;

         "KPMG REPORT" means the financial due diligence report on the Group prepared by KPMG dated 22 May 2003 (as updated on 1 October 2003);

         "MANAGEMENT" means Jerry Hoffman, Christopher Beese, Noel Philp and Dave Seaton;

         "NON-US TRADE MARK ASSIGNMENT" means the assignment in the agreed form between Armor and the UK Buyer relating to the use of certain marks in the jurisdictions mentioned therein;

         "O'GARA SHARES" means 100 shares of O'Gara Security Associates, Inc. (details of which are set out in schedule 1) representing its entire issued stock;

         "OTHER PLAN" means any other "material employee benefit plan, program or arrangement" of any kind maintained by any member of the Group in the United States or on behalf of any United States employee of any such company, or any dependent or beneficiary of any United States employee of any such company that it is not an Employee Benefit Plan. For purposes of this definition, "material employee benefit plan, program or arrangement" shall mean any plan, program or arrangement for which the annual liability or expenditure to maintain or provide the benefits thereunder exceeds $25,000 per annum per such plan, program or arrangement;

         "PARVUS SHARES" means 100 shares of The Parvus Company (details of which are set out in schedule 1) representing its entire issued stock;

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto;

         "PROHIBITED TRANSACTION" has the meaning set out in ERISA Section 406 and Code Section 4975;

         "PROMISSORY NOTES" the promissory notes in the original amounts of (pound)4,635,000 and (pound)3,143,000 both dated 17 April 1997 issued by Armor Holdings Limited in favour of Armor;

         "PROPERTIES" means the properties described in schedule 5 or any part or parts thereof and "PROPERTY" shall mean any one of them;

         "RELATED PERSON" means in relation to any party its holding companies and the subsidiary undertakings and associated companies from time to time of such holding company, all of them and each of them as the context admits;

         "REPORTABLE EVENT" has the meaning set out in ERISA Section 4043;

         "RUSSIAN NOVATION AGREEMENT" means the novation agreement in the agreed form between Armor, Armor Group LP, the UK Buyer and OOO ChoP DSL Eurasia relating to the Russian Technology Use Agreement;

         "RUSSIAN TECHNOLOGY USE AGREEMENT" means the Russian Technology Use Agreement dated 27 November 2000 made between Armor Group LP and DSL Eurasia;

         "SELLERS" means Armor, Armor Group LP, Armor Mobile Security and AGS;

         "SELLERS' GROUP" means the Sellers and their subsidiary undertakings and their associated companies (excluding the Target Companies and the Subsidiaries) from time to time, and all limited and general partnerships in which they or any of them from time to time hold fifty per cent. or more of the limited partnership interests and/or act as general partner and all of them and each of them as the context admits;

         "SELLERS' SOLICITORS" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

         "SHARES" means the AHL Shares, the AGAP Shares, the AGNA Shares, the Gabon Shares, the O'Gara Shares and the Parvus Shares;

         "SUBSIDIARIES" means the companies and limited partnerships listed in schedule 2 and "SUBSIDIARY" shall mean each and any of them as the context admits;

         "TA" means the Income and Corporation Taxes Act 1988;

         "TARGET COMPANIES" means Armor Holdings Limited, Armor Group (Asia Pacific) Co. Ltd. (Thailand), Armor Group North America Inc., The Parvus Company, Armor Group Gabon SA and O'Gara Security Associates, Inc. further details of which are set out in schedule 1 and "Target Company" means any of them;

         "TAX" or "TAX" means any tax, and any duty, contribution, impost, withholding or deduction, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest or costs and expenses payable to a taxation authority connected therewith;

         "TAXATION STATUTES" means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

         "TAX DEED" means a deed of indemnity in the agreed form;

         "TECHNOLOGY ASSIGNMENT" means the assignment in the agreed form between Armor and the UK Buyer relating to the rights the subject of the Russian Technology Use Agreement;

         "TRADE MARK ASSIGNMENT" means the assignment in the agreed form between Armor and the US Buyer relating to the use of the ARMORGROUP mark, amongst others, in the United States of America;

         "UK BUYER" means ArmorGroup (UK) Limited, a private limited company incorporated in England and Wales with company number 4969936, whose registered office is at Brierly Place, New London Road, Chelmsford, Essex, CM2 8AP;

         "UN ASSETS" the UN Contract, together with the aggregate amount paid to AGS under such contract since 1 January 2003 less the aggregate amount paid out by AGS since that date to cover costs incurred in performing such contract and further together with all rights of AGS to the repayment of any monies owed to it by any member of the Group;

         "UN CONTRACT" the benefit, subject to the burden, of the contract dated 3 May 2002 made between (1) The United Nations Office for Project Services and (2) AGS relating to de-mining operations in Lebanon, as amended;

         "US BUYER" means ArmorGroup International Inc., a corporation organised under the laws of the State of Delaware, USA, with Tax ID Number (EIN) 43-2034282;

         "US COMPANIES" means Armor Group North America Inc., O'Gara Security Associates Inc. and the Parvus Company and "US COMPANY" shall be construed accordingly;

         "US SHARES" means the Parvus Shares, the O'Gara Shares and the AGNA Shares;

         "US SUBSIDIARIES" means all Subsidiaries owned at Completion directly or indirectly by a US Company; and

         "WARRANTIES" means the warranties set out in schedule 3.

1.2      In this agreement unless otherwise specified, reference to:

         (A) a "SUBSIDIARY UNDERTAKING" is to be construed in accordance with section 258 of the Companies Act 1985 and a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 736 of that Act;

         (B) a document in the "AGREED FORM" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

         (C)      "INCLUDES" and "INCLUDING" means including without limitation;

         (D) a "PARTY" means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

         (E) a "PERSON" includes any person, individual, company, firm, corporation, partnership, limited liability company, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

         (F) a "STATUTE" or "STATUTORY INSTRUMENT" or "ACCOUNTING STANDARD" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended, replaced, consolidated or re-enacted before the date of this agreement (including any subordinate legislation from time to time made under or pursuant to the statute or statutory instrument or provision concerned as itself from time to time amended re-enacted replaced or consolidated);

         (G) "CLAUSES", "PARAGRAPHS" or "SCHEDULES" are to clauses and paragraphs of and schedules to this agreement;

         (H) "WRITING" includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

         (I) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (J)      the time of day is reference to time in New York;

         (K) "$" or "DOLLARS" are to dollars in the currency of the United States of America; and

         (L) "IS MATERIAL IN THE CONTEXT OF THE GROUP AS A WHOLE", for the purposes of clauses 4.2(D) and 4.2(E) and Warranties 7, 10.1, 10.2(A)5 and 17.7, means that the matter concerned would give rise to an economic loss of more than $1 million.

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4 The index to and the headings and the descriptive notes in brackets relating to provisions of Taxation Statutes in this agreement are for information only and are to be ignored in construing the same.

1.5 Where it is necessary to determine whether a monetary limit or threshold set out in schedule 4 or elsewhere in this agreement has been reached or exceeded (as the case may be) and the liability under the amount of the claim or claims concerned or other relevant financial amount is expressed in a currency other than Dollars, the value of that claim or such financial amount shall be translated into Dollars at the closing midpoint Dollar spot rate applicable to that amount of non-Dollar currency at (in the case of a claim) the close of business in New York on the date of receipt by Armor of notification from the Buyer in accordance with schedule 4 or the Tax Deed of the existence of such claim or (in any other case) as of the date on which the calculation is to be made (or if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in The Financial Times (New York edition) published on the next following day or, if The Financial Times is not published on that day or no such spot rate is available from The Financial Times, at the exchange rate quoted in writing to the Buyer by Barclays Bank PLC for exchange of such currency into Dollars on that date.

1.6 Where any sums have fallen due for payment to the Buyer, the UK Buyer or the US Buyer under the Warranties, the Indemnities or any other provision of this agreement or under the Tax Deed or other agreement entered into pursuant to this agreement in a currency other than Dollars, Armor (or the relevant Seller) shall make such payment in Dollars (as opposed to the other currency concerned) and in order to determine the Dollar equivalent of the sum concerned the parties shall refer to the closing midpoint Dollar rate applicable to that non-Dollar currency at the close of business in New York on the date that the requirement to make such payment is Finally Determined (or if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in The Financial Times (New York edition) published on the next following day or if The Financial Times is not published on that day or if there is no such spot rate available from The Financial Times the rate quoted to the Buyer by Barclays Bank PLC for exchange of such currency into Dollars on the day concerned.

2.       SALE AND PURCHASE

2.1      Upon the terms and subject to the conditions of this agreement:

         (A)      Armor shall sell:

                  1 the AGNA Shares and the Parvus Shares to the US Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee, free from any Encumbrance and together with all accrued benefits and rights attached thereto (including the right to all dividends and other distributions declared in respect of any period or payable after the period ended on the Accounts Date);

                  2 the trademarks the subject of the Trademark Assignment to the US Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee and free from any Encumbrance;

                  3 the AGAP Shares to the UK Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee, free from any Encumbrance and together with all accrued benefits and rights attached thereto (including the right to all dividends and other distributions declared in respect of any period or payable after the period ended on the Accounts Date);

                  4 the Intellectual Property the subject of the Technology Assignment and the benefit (subject to the burden) of the Russian Technology Use Agreement to the UK Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee and free from any Encumbrance; and

                  5 the trademarks the subject of the Non-US Trademark Assignment to the UK Buyer (being the entity nominated by the Buyer to acquire the same),with full title guarantee and free from any Encumbrance;

         (B) Armor Group LP shall sell the AHL Shares and the AGLP Gabon Shares to the UK Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee free from any Encumbrance and together with all accrued benefits and rights attached thereto (including the right to all dividends or other distributions declared or payable in respect of any period after the period ended on the Accounts
                  Date);

         (C) Armor Mobile Security shall sell the O'Gara Shares to the US Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee free from any Encumbrance and together with all accrued benefits and rights attached thereto (including the right to all dividends and other distributions declared in respect of any period or payable after the period ended on the Accounts Date); and

         (D)      AGS shall sell:

                  1 the AGS Gabon Shares to the UK Buyer (being the entity nominated by the Buyer to acquire the same), with full title guarantee free from any Encumbrance and together with all accrued benefits and rights attached thereto (including the right to all dividends and other distributions declared in respect of any period or payable after the period ended on the Accounts Date); and

                  2 the UN Assets to the UK Buyer (being the entity nominated by the Buyer to acquire the same)

          and in each case the Buyer shall procure that the UK Buyer and the US Buyer shall purchase the Assets in accordance with the above provisions of this clause 2.1.

2.2 The Sellers waive and agree to procure the waiver of any restrictions and pre-emption rights in relation to the transfer of the Shares (whether under the by-laws of the Target Companies or otherwise).

2.3      The consideration for the sale and purchase of:

         (A) the AGNA Shares shall be the sum of $12,860,000 payable to Armor to be satisfied in cash on Completion;

         (B) the Parvus Shares shall be the sum of $1 payable to Armor to be satisfied in cash on Completion;

         (C) the AGAP Shares shall be the sum of $200,000 payable to Armor to be satisfied in cash on Completion;

         (D) the Intellectual Property to be assigned under the Technology Assignment and the benefit (subject to the burden) of the Russian Technology Use Agreement shall be $200,000 payable to Armor to be satisfied in cash on Completion;

         (E) the trademarks the subject of the Trade Mark Assignment shall be $10,000 payable to Armor to be satisfied in cash on Completion;

         (F) the trademarks the subject of the Non-US Trade Mark Assignment shall be $10,000 payable to Armor to be satisfied in cash on Completion;

         (G) the AHL Shares shall be the sum of $1 payable to Armor Group LP to be satisfied in cash on Completion;

         (H) the AGLP Gabon Shares shall be the sum of $1 payable to Armor Group LP to be satisfied in cash on Completion;

         (I)      the O'Gara Shares shall be:

                  1 the sum of $11,870,000 payable to Armor Mobile Security to be satisfied in cash at Completion; and

                  2 such amount (if any) calculated to be payable in accordance with the provisions of schedule 6;

         (J) the AGS Gabon Shares shall be the sum of $1 payable to AGS to be satisfied in cash on Completion;

         (K)      the UN Assets shall be:

                  1 the sum of $10,000 payable to AGS to be satisfied in cash on Completion; and

                  2 the assumption by the UK Buyer (being the entity nominated by the Buyer to acquire the same) of all liabilities of AGS arising under the UN Contract, together with all obligations and liabilities of AGS incurred for the purposes of enabling it to perform its obligations pursuant to such contract (and the Buyer undertakes to AGS that, with effect from Completion, it will procure that the UK Buyer satisfies such obligations in full).

2.4 The Buyer shall procure that at Completion the UK Buyer and the US Buyer shall pay the Consideration due to the relevant Seller according to the Assets to be acquired by them respectively as specified in clause 2.1 and so that the aggregate payments which the Buyer will procure are made by the UK Buyer and the US Buyer are as follows:-

         (A)      by the UK Buyer:

                  1        to Armor $410,000;

                  2        to Armor Group LP $2; and

                  3        to AGS $10,001; and

         (B)      by the US Buyer:

                  1        to Armor $12,870,001; and

                  2        to Armor Mobile Security $11,870,000.

2.5 Nothing in this agreement shall oblige the Buyer to buy any of the Assets or otherwise complete this agreement unless the sale and purchase of all of the Assets is completed simultaneously.

2.6      The Consideration has been determined on the basis that:

         (A) there will be no Inter-Group Indebtedness outstanding immediately after the Actual Reconciliation Date; and

         (B) since (and including) 1 January 2003 the Sellers' Group has not received from the Group any dividend, distribution, loan or other cash payment or transfer of assets (including by way of surrender of tax relief, set-off or loan waiver), except:

                  1 payments made in satisfaction or part satisfaction of bona fide trading debts in respect of goods supplied by the Sellers' Group; and

                  2        under the reorganisation described in schedule 8.

         If after Completion the Buyer establishes that (i) (notwithstanding the waiver to be given pursuant to clause 3.2(E)) any Inter-Group Indebtedness is still outstanding from the Group to the Sellers' Group after the Actual Reconciliation Date and/or (ii) that any payments or assets have been made or transferred by the Group to any members of the Sellers' Group since 1 January 2003 otherwise than as permitted by paragraph (B) above or clauses 3.4(B) or 3.5, then Armor shall on written demand by the Buyer in the case of (i) take such steps and procure the execution of such documents as shall be necessary to waive or procure the effective cancellation of the obligations of the Group to pay such Inter-Group Indebtedness (at no cost to the Buyer's Group) and in the case of (ii) pay to the Buyer (or the UK Buyer or the US Buyer as it may direct) an amount equal to the amount or value of the payments or assets transferred to the Sellers' Group (which Armor hereby covenants to pay).

2.7 Any dispute as to the quantum of any payment required under clause 2.6 shall if not resolved between the Buyer and Armor within 14 days of the same arising be referred to an independent chartered accountant for determination. The independent chartered accountant shall be appointed by agreement between the Buyer and Armor or in default of such agreement within three days by the President for the time being of the Institute of Chartered Accountants in England and Wales on application by the Buyer or Armor. The determination of such independent chartered accountant shall be delivered in writing and (in the absence of manifest error on the face thereof) shall be final and binding on the parties. His fees and expenses shall be borne as he shall direct in writing or in the absence of such direction between the Buyer and Armor in equal portions. Each of the Buyer and Armor shall provide to the independent chartered accountant such information and assistance as he shall reasonably require for the purposes of making his determination.

2.8 Where the Buyer procures that either the UK Buyer or the US Buyer shall acquire any of the Assets under this agreement (i) the agreement so to acquire and the transfer of such Assets shall for all purposes be treated as an agreement to transfer and a transfer by the relevant Seller to the UK Buyer or the US Buyer, as appropriate and (ii) payment for those Assets shall be treated for all purposes as made by the UK Buyer or the US Buyer, as appropriate to the relevant Seller. In this clause 2.8 the "RELEVANT SELLER" means the Seller which owns beneficially immediately prior to Completion the Assets in question.

3.       COMPLETION AND POST-COMPLETION PAYMENTS

3.1 Completion shall take place at the offices of the Buyer's Solicitors immediately after the execution of this agreement.

3.2 On Completion the Sellers shall deliver to or, if the Buyer shall so agree, make available to the UK Buyer or the US Buyer, as indicated below (by way of nomination by the Buyer of the entity to which the relevant Assets are to be transferred):

         (A) share certificates representing the AHL Shares, together with a stock transfer form relating to all the AHL Shares duly executed in favour of the UK Buyer;

         (B)      stock certificates:

                  1 representing the US Shares, together with stock powers in respect of the transfer of such shares duly executed in favour of the US Buyer;

                  2 representing the AGAP Shares, together with stock powers in respect of the transfer of such shares duly executed in favour of the UK Buyer and together with stock powers in respect of the transfer of the Gabon Shares duly executed in favour of the UK Buyer save in respect of one share which the Buyer hereby directs to be transferred to David Seaton as nominee for the UK Buyer;

         (C)      resignations in the agreed form of the persons listed in
                  schedule 7 from their offices as director or secretary of any Group Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Group Company;

         (D) to the extent not in the possession or control of the relevant Group Company, the statutory books of each Group Company incorporated in the United Kingdom and in the case of each other Group Company their equivalent in the jurisdiction of its incorporation and all books of account concerning the businesses of any Group Company;

         (E) an acknowledgement in the agreed form from Armor to the effect that, on behalf of itself and the other members of the Sellers' Group (by whom it confirms it has been authorised to act), Armor confirms that save for those debts outstanding from the Group Companies to members of the Sellers' Group to be paid pursuant to clauses 3.4(B) and 3.5, there will be no outstanding debt owed by any Group Company to any member of the Sellers' Group immediately following the Actual Reconciliation Date and, to the extent that such confirmation should be inaccurate, waives with effect from the Actual Reconciliation Date all rights in respect of the same;

         (F)      the Tax Deed, duly executed by Armor;

         (G)      the Trade Mark Assignment, duly executed by Armor;

         (H)      the Non-US Trade Mark Assignment, duly executed by Armor;

         (I) the Technology Assignment and the Russian Novation Agreement duly executed by Armor and, in the case of the Russian Novation Agreement, Armor Group LP;

         (J) a deed of assignment in the agreed form respect of the UN Contract, duly executed by AGS;

         (K) a power of attorney in the agreed form from each of the registered holder(s) of the Shares other than the US Shares entitling the UK Buyer or the US Buyer, as appropriate, to exercise all voting and other rights applicable to the Shares pending registration of their transfer in the name of the UK Buyer or the US Buyer, as appropriate;

         (L) the share certificates or other documents of title in respect of all shares or limited partnership interests (as applicable) in those of the Subsidiaries incorporated or otherwise existing under the laws of the United Kingdom, the United States, Colombia, Ecuador and Jersey, together with:

                  1 to the extent not in the possession of a Group Company, the share certificates or other documents of title in respect of all shares in all other Subsidiaries where such shares are registered in the name of a Group Company; and

                  2 declarations of trust in favour of a Group Company in respect of all shares in all other Subsidiaries other than ArmorGroup Peru SAC where such shares are held by a nominee on behalf of a Group Company, being all shares not registered in the name of a Group Company, other than:

                           (i) 10 per cent (or 300,000) of the issued shares in the capital of Mozambique Mine Action Limited and owned by Chimbabaira Limitada;

                           (ii) 2.5 per cent (or 57,000) of the issued shares in the capital of Defense Systems Colombia SA owned by Norman Charles Weston;

                           (iii) one per cent of the issued share capital of Armor Group Mozambique Ltd and owned by Dr T A Waty; and

                           (iv) 26 per cent of the issued shares in the capital of O'Reilly Vernier & Gurkha Singapore Private Limited owned as follows:

                                    Wong Siew Mei - 5 per cent; and

                                    Wilfred Douglas Anthony - 21 per cent;

         (M) a letter of resignation from the auditors of each Group Company incorporated in England and Wales;

         (N) the title deeds to the property situated at 25 Buckingham Gate, London, S.W.1;

         (O) deeds of release in the agreed form in respect of the release of each member of the Group from all Encumbrances granted by it (if so granted by it) in favour of Wachavia National Bank Association pursuant to an Indenture dated 12 August 2003 (as supplemented by a first supplemental Indenture dated 30 September 2003) entered into between Armor, the subsidiary guarantors party thereto and Wachavia National Bank Association;

         (P) a copy letter from the Governor and Company of the Bank of Scotland ("BANK OF SCOTLAND") confirming that AGS has been released from the Group's pooled banking arrangements with the Bank of Scotland and an original deed of release in the agreed form confirming that all guarantees by any member of the Group in favour of AGS's liabilities under such pooling arrangements in favour of the Bank of Scotland have been released;

         (Q) a release in the agreed form duly executed by Bank of America, NA, releasing and discharging each of Armor Group North America Inc, International Training, Inc, ITI Limited Partnership, O'Gara Security Associates, Inc. Parvus Crisis Management Corporation, The Parvus Company, The Parvus International Information Company and US Defense Systems, LLC (the "RELEASE COMPANIES") from all guarantees given by them in respect of the credit agreement dated 12 August 2003 made between Armor and Bank of America, NA, and releasing and discharging all security created by the Release Companies in connection with such credit agreement, and further releasing and discharging all security held by it over (i) any shares in the Target Companies held by Armor, (ii) the UN Assets and (iii) the other Assets;

         (R) a bank statement from the Bank of Scotland in respect of the pooled bank account of the Group held with the Bank of Scotland showing the credit/debit amount of such account as at the close of business on 25 November 2003;

         (S) a letter from KPMG in a form acceptable to the Buyer evidencing the fact that KPMG has extended its duty of care in respect of the KPMG Report to the UK Buyer (and Armor hereby acknowledges receipt of $278,995.13 previously paid on behalf of the UK Buyer in respect thereof); and

         (T) to the extent not included within the Data Room Information, true and accurate copies of all documentation entered into for the purposes of giving effect to the re-organisation of the Group and the waiver or cancellation or other re-organisation of Inter-Group Indebtedness carried out prior to Completion as described in schedule 8.

3.3      The Sellers shall procure the passing of board resolutions:

         (A) of each Target Company other than the US Companies sanctioning for registration (subject where necessary to due stamping) the transfers in respect of, in each case depending on the relevant Target Company, the AHL Shares, the AGAP Shares and the Gabon Shares; and

         (B) of each Group Company incorporated in England and Wales resolving to appoint KPMG as auditors and, where applicable, accepting the resignations of those persons specified in schedule 7.

3.4      On Completion the Buyer shall:

         (A) procure the payment by the UK Buyer and the US Buyer (in accordance with the apportionments specified in clause 2.4) by telegraphic transfer of:

                  1        $13,280,001 to Armor, to the Armor Holdings Inc.
                           Master Account at Bank of America, 9000 South Side Boulevarde, Jacksonville, Florida 32256, ABA# 063100277, Account No. 002101236613, in satisfaction of the consideration for the AGNA Shares, the Parvus Shares, the AGAP Shares and the Intellectual Property to be assigned under the Technology Assignment and under the Trade Mark Assignment and the Non-US Trade Mark Assignment;

                  2 $2 to Armor Group LP, to Armor's account referred to at paragraph (A)1 above, in satisfaction of the consideration for the AHL Shares and the AGLP Gabon;

                  3 $11,870,000 to Armor Mobile Security to Armor's account referred to at paragraph (A)1 above, in satisfaction of the consideration for the O'Gara Shares;

                  4 $10,001 to AGS, to Armor's account referred to at paragraph (A)1 above, in satisfaction of the consideration for the AGS Gabon Shares and the UN Assets;

         (B) procure that the sum of $6,200,000 is paid to Armor by way of telegraphic transfer of funds to the account referred to in paragraph (A)1 above to be applied as to $4,348,435 in repayment, on behalf of Armor Holdings Limited, of part of the balance of the Promissory Notes and as to the balance of $1,851,565 (the "DEFERRED DEBT BALANCE") to be held by Armor on account of the balance of the inter-group debts due from members of the Group to members of the Sellers' Group as identified in Part A of schedule 9 (to the extent that such debts are ascertained to be valid and outstanding) (the "AG TO A DEBT"), after accounting for (by way of set-off, where available) the debts due from the Seller's Group to the Group specified in that schedule (to the extent that such debts are ascertained to be valid and outstanding) (the "A TO AG DEBT") (the net amount being the "NET DEBT"). On or before 5pm (London time) on 12 December 2003, Armor and the Buyer will seek to determine (and will provide all reasonable assistance and information to one another for such purpose):

                  1. how the Deferred Debt Balance is to be applied in satisfying, on behalf of the relevant members of the Group and of the Sellers' Group, as appropriate, the Net Debt (and the specific debts concerned), or in each case the relevant proportion thereof, and the amounts of the AG to A Debt (and the specific debt concerned) which is to be written off as Intra-Group Indebtedness (pursuant to the waiver given pursuant to clause 3.2(E)); and

                  2. the transactions necessary to arrive at the Net Debt by applying the Agreed Principles.

                  If the parties, having negotiated in good faith, are unable to agree on such matters by 5pm (London time) on 12 December 2003, Armor shall be entitled by written notice to elect for the Deferred Debt Balance to be apportioned and for the Net Debt to be arrived at in such manner as it sees fit (subject always to applying the Agreed Principles) provided that if Armor fails to serve any such notice by 5pm (London time) on 16 December 2003, the Buyer shall at any time thereafter be entitled by written notice to Armor to elect for the Deferred Debt Balance to be apportioned and for the Net Debt to be arrived at (subject always to applying the Agreed Principles) as specified in its notice. The parties shall be bound by such apportionments and determination accordingly and the Buyer shall procure that, to the extent that after applying the Agreed Principles any A to AG Debt remains, all members of the Group irrevocably waive all rights they may have to receive such A to AG Debt from the Sellers' Group.

                  For the purposes of this paragraph (B):

                  the "ACTUAL RECONCILIATION DATE" shall mean the date on which any apportionments and determination of Net Debt become effective pursuant to this paragraph (B); and

                  the "AGREED PRINCIPLES" shall mean the principles whereby:

                  (a) each debt comprising the A to AG Debt shall be transferred or novated to the extent necessary to enable the same to be set-off against the debts comprising the AG to A Debt (the AG to A Debt also having been appropriately transferred or novated so as to enable such set-off to take place) and the set-offs shall be effected; and

                  (b) so far as possible, the Deferred Debt Balance shall be applied to settle trading debt and not funded debt, with a view to minimising exposure to taxation.

         (C) procure that forthwith upon payment of the monies pursuant to paragraph (B) above, Armor Holdings Limited issues to Armor a promissory note in the agreed form in respect of the balance of the promissory notes then outstanding (namely $2,300,000), as varied and reconstituted in such document; and

         (D)      deliver to Armor:

                  1. counterparts of the Technology Assignment, the Russian Novation Agreement, the Trade Mark Assignment, the Non-US Trade Mark Assignment, the deed of assignment of the UN Contract and the Tax Deed, duly executed by the Buyer, the UK Buyer or the US Buyer, as appropriate; and

                  2. a letter, or an instruction delivered through SWIFT, from the Governor and Company of the Bank of Scotland irrevocably confirming release of the letter of credit provided by Bank of America, NA as security in respect of the Group's overdraft facility with Bank of Scotland or such other evidence of release of such letter of credit as is reasonably satisfactory to Armor.

3.5 By way of post-Completion obligations, subject as provided in clause 20.2, the Buyer agrees to procure the following amounts are paid to Armor (for itself or as otherwise specified below) by or on behalf of the companies mentioned below and on the dates specified, by way of telegraphic transfer of funds to the account referred to in paragraph
         (A)1 above:

         (A) to Armor by Armor Holdings Limited, in full and final settlement of the balance of the promissory notes issued by Armor Holdings Limited to Armor as referred to at clause 3.4(C), in the aggregate amount of $2,300,000, to be paid on the dates specified below:



                           1.       as regards the first $500,000 of such
                                    amount:

                                    Instalment ($)       Payment date
                                    --------------       ------------
                                    125,000              31 December 2003
                                    125,000              31 January 2004
                                    125,000              29 February 2004
                                    125,000              31 March 2004

                           2. as regards the remaining $1,800,000 of such amount:

                                    Instalment ($)       Payment date
                                    --------------       ------------
                                    300,000              31 July 2004
                                    300,000              31 August 2004
                                    300,000              30 September 2004
                                    300,000              31 October 2004
                                    600,000*             25 November 2004

                  *less the amount to be set-off against such payment pursuant to clause 20.2

                  (or if any such date does not fall on a Business Day, the relevant payment shall be made on the next following Business
                  Day); and

         (B) to Armor (on behalf of those members of the Sellers' Group listed in Part B of schedule 9) by or on behalf of the relevant Group Company as specified in Part B of schedule 9, in the aggregate amount of $1,200,679.43, to be paid in three instalments of $400,226.45, $400,226.45 and $400,226.53 on each of 31 March 2004, 30 April 2004 and 31 May 2004 (or if any such date does not fall on a Business Day the relevant payment shall be made on the next following Business Day), with each payment to be applied first against the longest outstanding invoice, but with the deposit, in the case of payments due to Trasco, being deducted from the two most recent invoices and with the commissions and deduction re Colin Stanford, in the case of payments due to Armor Products International Ltd, being deducted from the three most recent invoices. Amounts to be paid pursuant to this paragraph (B) may be paid in the currency in which the relevant invoice was issued, as stated in Part B of Schedule 9, in which event any such payment shall be made to such account as Trasco or Armor Products International Limited (as appropriate) may specify.

                  Provided that, in the event that the Buyer should fail to procure any one of the above mentioned payments in this clause 3.5, for value on the "PAYMENT DATE" specified and the same shall remain unpaid for more than five Business Days from the Payment Date, or if an administrator or administrative receiver or other receiver or liquidator (or similar officer) should be appointed over the Buyer, the UK Buyer, the US Buyer, Armor Holdings Limited or any Material Subsidiary (each a "RELEVANT COMPANY") or their respective assets or any Relevant Company should make or enter into an arrangement or composition with its creditors generally or make an application to a court of competent jurisdiction (or filing at any such court) for protection from its creditors generally (including, without limitation, proceedings under the Insolvency Act 1986 (as amended) or chapter 11 of the U.S. Bankruptcy Code but excluding any bona fide solvent reorganisation or reconstruction) or should become unable to pay its debts when due within the meaning of section 123 of the Insolvency Act 1986, then notwithstanding the payment schedules set out in paragraphs (A) and (B) above, the full amount of the balance of the monies shall thereupon become due and payable upon demand by Armor, and the Buyer shall procure payment of the same in accordance with any such demand. For the purpose of this proviso, "MATERIAL SUBSIDIARY" means a subsidiary of the Buyer incorporated in England and Wales (i) whose gross assets represent 5 per cent or more of the consolidated gross assets of the Group; and (ii) whose EBITDA represent 5 per cent or more of the EBITDA of the Group, in each case, based on the most recent financial statements of the Group readily available.

3.6 On or as soon as reasonably practicable after Completion, Armor shall procure that each member of the Seller's Group to whom payments are to be made pursuant to clause 3.5(B) formally confirms to the relevant Group Company the extension to the payment terms of the debts concerned so as to accord with the dates for payment thereof specified in clause 3.5(B).

3.7 Effective as of the Completion Date, those employees of the Group who participate in the Armor Holdings, Inc. 401(k) Plan (the "PLAN") (the "TRANSFERRED EMPLOYEES"), shall cease to participate therein and Armor Group NA and the other Group Companies shall each withdraw as a participating employer under the Plan, and Armor shall cause the Plan to be amended to fully vest the Transferred Employees in their account balances. Promptly following the Completion Date, Armor shall make contributions to the Plan of all accrued but unpaid employer and employee contributions in respect of the Transferred Employees.

3.8 The obligations of the Buyer to pay the amounts referred to in clauses 3.4(A) and 3.4(B) shall, for the purposes of effecting Completion, be deemed satisfied by the delivery by the Buyer's Solicitors to the Sellers' Solicitors of an undertaking confirming that the Buyer's Solicitors hold in their client account the sum of $31,360,004 to the order of Armor and undertaking to instruct their bankers on 27 November 2003 to transfer the Sum to Armor's bank account as soon as reasonably possible.

4.       POST COMPLETION UNDERTAKINGS

4.1 The Buyer undertakes to Armor that, subject to Completion having taken place:

         (A) it shall procure the payment of the amounts referred to in clause 3.5; and

         (B) it will procure that no member of the Group seeks to enforce as against Armor any right it may have as regards any rebate of any insurance premiums.

4.2      Armor undertakes to the Buyer that, following Completion, it will:

         (A) use all reasonable endeavours to ensure that each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of a member of the Sellers' Group and pending such release, to pay to the Buyer from time to time such amounts as would, if paid to the relevant member of the Group, indemnify the relevant member of the Group against any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance (to the extent that the relevant member of the Seller's Group does not itself made good the loss);

         (B) procure (subject to any requisite licences being obtainable and where any payment is required to obtain such licences such payment to be at the Buyer's cost) that during the period of 30 days following Completion, the Group shall continue to have access to the computer system of the Sellers' Group operated in Jacksonville to which the Group currently has access for the same purposes as currently enjoyed including use of the Optemize contract arrangements relating to the user of such computer system and that the Sellers' Group will provide such assistance as the Buyer may reasonably require for the purposes of migration of the Group's use of such system to the Buyer's own discrete computer system it being agreed that if the Sellers' Group anticipates the need to incur any third party costs in order to provide such assistance Armor shall, prior to incurring the same, seek the Buyer's consent in writing thereto and, to the extent the Buyer has given its consent in writing, the Buyer shall reimburse such costs on demand. Armor shall not be required to procure the Seller's Group to provide any assistance pursuant to this clause 4.2(B) which requires such costs to be incurred unless the Buyer's written consent thereto has been first obtained.

         (C) to the extent that it is not prevented from so doing by any obligation of confidentiality (whether or not legally binding):

                  1 make available to the Buyer and (subject as provided below in this paragraph (C)) to Granville Baird Capital Partners Limited copies and/or extracts from such of Armor's records and papers concerning the process undertaken by or on behalf of Armor in seeking purchasers for the Group as Armor in good faith considers appropriate with a view to assisting the Buyer and/or Granville Baird Capital Partners Limited identify potential purchasers of the Group in the future and address possible obstacles to achieving such a sale; and

                  2 if so required by the Buyer, authorise Trevor Civval of Cavendish Corporate Finance Limited and/or Merrill Lynch & Co. Inc. (together with its subsidiaries, agents, employees and consultants) to discuss such sale process and the matters set out above with the Buyer and Granville Baird Capital Partners Limited, subject to such restrictions as Armor may in good faith consider appropriate.

                  All and any information provided to the Buyer and/or Granville Baird Capital Partners Limited pursuant to this paragraph (C) shall constitute Armor Confidential Information and Armor shall be under no obligation to provide the same to or to authorise Trevor Civval and/or Merrill Lynch & Co. Inc. to enter into discussions with Granville Baird Capital Partners Limited unless and until Armor has received an undertaking from Granville Baird Capital Partners Limited, addressed to Armor and in such form as Armor may reasonably require, undertaking to be bound by confidentiality obligations in respect of the same in the terms of clause 9.2; and

         (D) if it is discovered that the share capital of any of the Target Companies or companies within the Group to be acquired pursuant to this Agreement or any beneficial interest therein has not been acquired in accordance with this Agreement for any reason whatsoever (excluding for such purposes any minority shareholdings in any such companies beneficially owned by third parties and Fairly Disclosed to the Buyer before entry into of this Agreement) and the loss arising from one or more such circumstances is material in the context of the Group as a whole, procure that all and any such share capital or beneficial interests, as appropriate, are transferred to the Buyer or as the Buyer may direct in writing free from any Encumbrance for no additional consideration; and

         (E) if any person attempts to declare as void any transaction effected prior to Completion which concerns title to any of the Shares or any of the share capital of any of the Subsidiaries on grounds that such transaction may justly be challenged under any applicable laws relating to insolvency and the transaction concerned took place whilst both parties to it were under the direct or indirect control of Armor and the loss arising (or which would arise should such attempt succeed) from one or more such circumstances is material in the context of the Group as a whole, procure that before any order for the setting aside of such transaction is made, and with the purpose of preventing it being made, the person on whose behalf such transaction is sought to be set aside is irrevocably and unconditionally put in funds (so that such funds are free funds in the hands of that person without any liability to account to the provider thereof for the same) to such amount as is required to prevent such transaction being set aside.

4.3 The Buyer undertakes to Armor that, following Completion, the Buyer will or will procure that the UK Buyer or the US Buyer will:

         (A) use all reasonable endeavours to ensure that Armor is released from all obligations it may have in respect of:

                  1 the performance and payment bonds each numbered 104034207 dated 24 June 2003 issued by Travelers Casualty and Surety Company of America in favour of Kellog & Root Services in respect of certain obligations of ArmorGroup North America; and

                  2 the licence bond numbered 104090976 (Fianzas Atlas # III-310195-RC) Effective 3/3/03 - 3/2/04 issued in favour of certain obligations of ArmorGroup Mexico SA de CV and pending such release, to indemnify Armor against liability arising under any such bond Provided that the Buyer shall be automatically released from its obligation to procure the release of such bonds if and to the extent any such bond expires by the effluxion of time;

         (B) procure that, as soon as reasonably practicable after Completion and in any event within six months thereafter, the Group shall cease in any manner whatsoever to use, or display any trade or service marks, trade or service names or logos used or held by any member of the Sellers' Group (other than "CDR" or "USDS") or any confusingly similar mark, name or logo including but not limited to the name "ARMOR" or "ARMOR HOLDINGS" save as used in the marks or names "ARMORGROUP".

4.4 Within the periods mentioned below according to the territory concerned the Buyer shall procure all companies in the Group with names which include "Armor Group" shall change their corporate names to "ArmorGroup" or any other corporate name not restricted pursuant to clause 4.3(B) and Armor shall procure that any companies within the Sellers' Group with names which include "Armor Group" or "ArmorGroup" shall change their corporate names to exclude such references and to such names as are not restricted by clause 8.1(E). The periods mentioned above are as follows:

         Period                             Territory

         9 months                           North America and Europe
         36 months                          Africa and Russia
         24 months                          rest of the World


4.5 The following provisions shall apply with regard to elections to be made under Section 338(h)(10) of the Unites States Internal Revenue Code of 1986, as amended:

         (A) with respect to the Sellers' sale of the US Shares (and, indirectly, the US Subsidiaries) to the US Buyer (as directed by the Buyer), the Sellers, the Buyer and the US Buyer shall, where permissible, jointly make timely, effective and irrevocable elections under Section 338(h)(10) of the United States Internal Revenue Code of 1986, as amended (the "CODE"), and, if permissible, similar elections under any applicable state or local income tax laws (the "ELECTIONS"), and file the Elections in accordance with applicable regulations. The US Buyer, the Sellers, the US Companies and the US Subsidiaries shall report the transaction consistent with such Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local Tax provision. The Sellers shall bear the responsibility for payment of any US federal, state, local or foreign Tax attributable to making the Elections, and shall promptly reimburse the Buyer, the US Buyer, the US Companies or the US Subsidiaries to the extent any of the Buyer, the US Buyer, the US Companies or the US Subsidiaries incur any Tax Liability arising from such Election, including any state or local liability to Tax attributable to a deemed election under
                  Section 338(g) of the Code;

         (B) to the extent possible, the Buyer, the US Buyer, the Sellers, the US Companies and the US Subsidiaries shall execute at the Completion any and all forms necessary to effectuate the Elections (including, without limitation , IRS Form 8023 and any similar forms under applicable state and local income tax laws (the "SECTION 338 FORMS")). In the event, however, any
                  Section 338 Forms are not executed at the Completion, the Buyer, the US Buyer, the Sellers, the US Companies and the US Subsidiaries shall prepare and complete each such Section 338 Form not later than 15 days prior to the date such Section 338 Form is required to be filed. The Buyer, the US Buyer, the Sellers, the US Companies and the US Subsidiaries shall each cause the Section 338 Forms to be duly executed by an authorised person for the Buyer, the US Buyer, the Sellers, the US Companies and the US Subsidiaries in each case, and shall duly and timely file the
                  Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement;

         (C) the Buyer and the US Buyer shall prepare a schedule setting out the fair market value of the assets of the US Companies and the US Subsidiaries and the allocation of the aggregate deemed sales price of the assets of the US Companies and the US Subsidiaries resulting from the elections under Section 338(h)(10) of the Code (as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder) (the "SECTION 338 ALLOCATION") and shall deliver such Section 338 Allocation to the Sellers for their review within 170 days after the Completion Date. The
                  Section 338 Allocation shall be prepared in accordance with the rules under Sections 1060 and 338 of the Code, as applicable. The Sellers shall have thirty (30) days to review and comment on the Section 338 Allocation prepared by the Buyer and the US Buyer, provided that if the Buyer and/or the US Buyer deliver the Section 338 Allocation to the Sellers prior to the 170th day following the Completion Date, such period of review and comment shall extend to the 200th day following the Completion Date (the "REVIEW PERIOD"). If the Sellers and the Buyer and/or the US Buyer are unable to agree on the Section 338 Allocation during the Review Period, they shall request a nationally recognised accounting firm within the United States of America to prepare such Section 338 Allocation (subject to the limitation contained in the immediately preceding sentence). The cost of any such firm shall be borne equally by the US Buyer, on one hand, and the Sellers, on the other. In the event the Section 338 Allocation is audited or disputed by any Tax authority, the party receiving notice thereof shall promptly notify the other party hereto. The Buyer and the US Buyer shall, at their own expense, control all audits or disputes in connection with any
                  Section 338 Allocation (including selection of legal advisers and accountants) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, audits and conferences with any Tax authority in connection therewith, subject to the last sentence of this paragraph (C). Notwithstanding the foregoing, (i) the party controlling the audit or dispute shall (A) consult with the other party prior to taking any action in connection with such audit or dispute that could reasonably be expected to have a material adverse effect on such other party and (B) not take any action in connection with such audit or dispute that would legally bind the other party without the prior written consent of such other party and (ii) each of the Buyer and the US Buyer and the Sellers shall (A) be bound by the Section 338 Allocation for purposes of determining any Taxes, (B) prepare and file, and cause its affiliates to prepare and file, its Tax returns on a basis consistent with the Section 338 Allocation and (C) take no position, and cause its affiliates to take no position, inconsistent with the Section 338 Allocation on any Tax return, in any refund claim, in any audit, dispute or proceeding before any Tax authority or otherwise with respect to such Tax returns; and

         (D) where any obligation is expressed in this clause 4.5 to be an obligation of any of the US Buyer, the US Companies or the US Subsidiaries, such obligation shall be deemed to be an obligation of the Buyer to procure the performance by the US Buyer, the US Companies and the US Subsidiaries, as applicable, of that obligation.

4.6 The Buyer undertakes to Armor as follows with regards to the carrying on of business in the Republic of Angola ("ANGOLA"):

         (A) the Buyer shall not and shall procure that no member of the Buyer's Group shall carry on business in Angola for a period commencing on the date of this Agreement and expiring on the earlier of (i) the first anniversary of that date and (ii) the date upon which the Angolan Litigation is Determined (the "LOCK-OUT PERIOD"). For this purpose "DETERMINED" shall mean when the matter is agreed between the parties to the Angolan Litigation or determined by a French Court from whose determination there is no right of appeal or where there is a right of appeal when any appeal is finally refused or such right of appeal has expired without exercise; and

         (B) if the Buyer or any member of the Buyer's Group shall, after expiry of the Lock-out Period carry on business in Angola then the Buyer shall and shall procure that the relevant member(s) of the Buyer's Group carrying on business in Angola shall:

                  1 comply in all material respects with the laws and statutory regulations applicable to the carrying on in Angola of such business;

                  2 not carry on such business under any names which include any of "ArmorGroup", "DSL", "Defense Systems", "Armor" or any derivative thereof provided that the Buyer shall not be in breach of the undertaking in this paragraph 2 merely by virtue of the fact that any company or other person through which it may carry on such business in Angola is connected with companies bearing such names by virtue of common ownership provided such connection is not actively promoted by the Buyer's Group in Angola; and

                  3 not be a member of the Group nor a company whose share capital is owned or held by any member of the Group.

         The undertakings set out in this clause 4.6 shall cease to apply when the Angolan Litigation has been Determined.

4.7 The Buyer acknowledges and agrees (subject to the Court's discretion) that in the event of a breach of its undertakings in clauses 4.6(A), 4.6(B)2 and 4.6(B)3 damages may not be an adequate remedy and that the most appropriate remedy available to Armor may be an order for specific performance.

4.8 Armor undertakes to the Buyer that it shall fully enforce all its rights under Section 9.1 and 9.2 of each of the Armor Holdings, Inc. 1999 Stock Incentive Plan and the Armor Holdings, Inc. 2002 Stock Incentive Plan (together the "PLANS") in respect of each exercise of any option granted under either of the Plans and shall in all cases require the Participant (as defined in the Plans) to remit to Armor an amount sufficient to satisfy any and all federal, state and local withholding tax requirements on the exercise of the relevant option (by way of allowing a withholding of Shares as described in Section 9.2 of the Plans if appropriate).

5.       WARRANTIES

5.1 Armor warrants to the Buyer on behalf of the UK Buyer and the US Buyer, according to the Assets to be acquired by them pursuant to this Agreement (and so that they shall be entitled to enforce the same direct against Armor notwithstanding that they are not a party to this Agreement), that:

         (A) the Warranties numbered 1 (Sellers' Capacity), 2.2 (The Shares) and 2.3(D) (Subsidiaries - Encumbrances) are true and accurate; and

         (B) all the Warranties other than those referred to in paragraph 5.1(A) are, so far as Armor is aware, true and accurate.

5.2 Any Warranty expressed to be given "so far as Armor is aware" or otherwise qualified by reference to the knowledge of Armor shall refer to the actual knowledge immediately before Completion of any of Robert Schiller, Glenn Heiar, Phil Baratelli or Todd Smith without their having made enquiries of any person to establish the truth and accuracy of that Warranty Provided that each of Robert Schiller, Glenn Heiar, Phil Baratelli and Todd Smith will be deemed to be actually aware of all information of which he ought reasonably to be aware were he to have reviewed in a reasonably diligent manner the hard copy documents within his own files (and not, for the avoidance of doubt, the files of any other officer or employee of Armor) located at the offices of Armor at 1400 Marsh Landing Parkway, Suite 112, Jacksonville in existence as at (or following) 11 November 2003 for the avoidance of doubt "hard copy documents" does not include any documents which is only in electronic form, including emails. For the purpose of this clause 5,2 "files" shall include papers in filing cabinets, boxes, binders, wallet files and other methods of document storage.

5.3 Any claim under the Warranties is subject to the terms and provisions of schedule 4.

5.4 Each of the Warranties shall be construed as a separate Warranty and shall not be limited by reference to any of the others of them.

5.5 When calculating any damages due in respect of any breach of the Warranties due regard shall be had to the fact that the Buyer has valued the Assets at $33,660,004 on the basis that all of the Warranties are true and accurate. This clause 5.5 is without prejudice to the limitation contained in paragraph 3 of schedule 4.

5.6 Each of the Sellers hereby irrevocably waives all rights and claims which it may have against any Group Company and/or officer or employee thereof in respect of any misrepresentation inaccuracy or omission in or from any information or advice given where any such Group Company or officer or employee to such Seller or a member of the Sellers' Group to enable it to give any of the Warranties and/or to prepare the Disclosure Letter and/or to assume any of the obligations assumed or to be assumed by it under or pursuant to this agreement provided that this clause 5.6 shall not operate to exclude liability for any fraudulent misrepresentation.

5.7 Armor hereby covenants with the US Buyer to pay from time to time to the US Buyer an amount equal to any amount payable (but for the provisions of this clause 5.7) by Armor to the UK Buyer in respect of a claim for breach of any of the Warranties Provided that:

         1 to the extent that Armor makes any such payment to the US Buyer, notwithstanding any other provision of this agreement, the liability of Armor in respect of the relevant claim for breach of the Warranties shall be reduced;

         2 to the extent that Armor satisfies any claim by the UK Buyer for breach of any of the Warranties, the liability of Armor to make any payment pursuant to this clause 5.7 shall be reduced; and

         3 the limitations of liability of Armor in respect of claims under the Warranties contained in schedule 4 shall apply mutandis mutatis in respect of claims under the covenant contained in this clause 5.7.

6.       INDEMNITIES

6.1 Armor undertakes to the US Buyer (and so that the rights under this clause 6 shall be fully enforceable by the US Buyer direct against Armor notwithstanding that it is not party to this

         Agreement) to pay to the US Buyer from time to time and promptly upon demand such sums as would, if paid to the relevant member or members of the Buyer's Group, indemnify such member or members of the Buyer's Group against all liabilities and losses which it or they may suffer and all costs and expenses which it or they may reasonably incur (provided that, save in the case of paragraph (D) below, such costs and expenses are approved by Armor in writing in advance where reasonably practicable, such approval not to be unreasonably withheld or delayed) to the extent the same arise or are incurred as a result of or in connection with:

         (A) the matters described in part A of schedule 10 (the "ANGOLAN LITIGATION");

         (B) the potential litigation described, at paragraph 1, in the letter from the Sellers' Solicitors to the Buyer's Solicitors dated 26 November 2003 and headed "Centurion - Indemnity for Potential Payments";

         (C) the matters described in part B of schedule 10 (the "BOSNIAN LANDMINE CLAIM");

         (D) the potential payments and/or liabilities which may be paid or become due and which are described, at paragraph 2, in the letter from the Sellers' Solicitors to the Buyer's Solicitors dated 26 November 2003 and headed "Centurion - Indemnity for Potential Payments" ("RELEVANT CIRCUMSTANCES") including any payment made by any such Group Company in connection with the Relevant Circumstances following agreement of the same with the recipient thereof (the "POTENTIAL CLAIMANT") and whether or not any such payment comes about as a result of a formal claim made by the Potential Claimant against any Group Company and Armor shall not be entitled to be consulted in connection with any such payment or the settlement or determination of the same. Notwithstanding the introductory paragraph to this clause 6.1, the indemnity in this paragraph (D) shall extend to any payment whatsoever made in connection with the Relevant Circumstances but Armor's liability under such indemnity shall be limited to an amount equal to fifty per cent of the sum for which Armor would be responsible in the absence of such limitation and shall be limited to a maximum amount of $125,000; and

         (E) the reorganisation of the Group and the waiver or cancellation or other reorganisation of Inter-Group Indebtedness carried out on or prior to Completion as described in schedule 8 to the extent that the liabilities concerned are not liabilities for Tax.

6.2 The provisions of schedule 4 shall apply in relation to any claim under clause 6.1 to the extent set out in schedule 4. In addition:

         (A) no liability shall attach to Armor in respect of any claim under the Indemnities to the extent that the loss or damage giving rise to the claim is recovered by the Group under any insurance policy (and the Buyer shall procure that where any amount is recovered by the Group under any such insurance policy in relation to the subject matter of the claim concerned subsequent to any payment made by Armor, the US Buyer shall reimburse to Armor an amount equal to the amount recovered promptly following such recovery having been made). The Buyer undertakes to Armor that where any matter which gives rise to a claim under the Indemnities is a matter in respect of which a member of the Group carries insurance, the Buyer will procure that that member of the Group uses all reasonable endeavours to recover the maximum amount recoverable from the relevant insurance provider. If Armor is relieved of any liability to make any payment in respect of the Indemnities, or is reimbursed in respect of any payment made by it in respect of the Indemnities, in either case as a result of the operation of the above provisions of this paragraph (A), Armor shall promptly following receipt of the benefit of such relief or receipt of the reimbursement, as appropriate, pay to the US Buyer an amount equal to five per cent of the amount not paid or the amount reimbursed, as appropriate; and

         (B) any liability of Armor under clause 6.1 (before the operation of this paragraph (B)) shall be reduced by an amount equal to
                  (i) any tax relief obtained or obtainable by the Buyer's Group and (ii) the amount by which any taxation for which the Buyer's Group is or may be liable to be assessed or accountable is reduced or extinguished, in either case to the extent that the same arises in consequence of the matter which gives rise to the liability of Armor under clause 6.1 Provided that Armor shall not be entitled to the benefit of this paragraph (B) unless and until the date (the "BENEFIT DATE") being the earlier of (a) the date on which the Group receives the benefit of the tax relief in question or has not had to pay (or would not have had to pay but for the availability of any other tax relief) the relevant tax, as the case may be, and (b) the date falling 12 months after the date on which Armor makes the relevant payment under clause 6.1 and further provided that no such reduction of Armor's liability under clauses 6.1 shall apply where (b) applies if at such time no such tax reliefs are available or the Buyer's Group has no liability to taxation which may be so reduced or extinguished. The Buyer shall procure that where by virtue of the operation of this paragraph (B) Armor has overpaid an amount due to the US Buyer as a result of a claim by the US Buyer under any of the Indemnities, the US Buyer shall reimburse to Armor an amount equal to the overpayment promptly following the benefit date.

6.3 Subject to clause 6.6, the Buyer (having made reasonable enquiries of each member of the Group and in particular ArmorGroup Services Limited, Armor Group (Asia Pacific) Co. Ltd. (BVI) and Armor Holdings Limited to ascertain the facts and circumstances then existing) shall promptly:

         (A) inform Armor in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears to the Buyer that Armor is or may be liable to make any payment in respect of any claim under the Indemnities;

         (B) thereafter keep Armor reasonably informed of all material developments in relation thereto; and

         (C) provide at the cost of Armor all such information and documentation (no matter how it is recorded or stored) as Armor shall reasonably request in connection therewith and, in connection with the Angolan Litigation, actively assist Armor (at Armor's cost) where such assistance is reasonably required for the benefit of pursuing such litigation (but having regard to the fact that Armor shall have conduct thereof) including if so required by Armor using reasonable endeavours to procure that any relevant employees of the Group provide affidavit evidence in support of Armor's claim that the Group has not been engaged in Angola since January 1998.

6.4 Subject to clause 6.6, the Buyer undertakes to Armor that it will (and that it will procure that the relevant members of the Buyer's Group will) accept that Armor shall (as it hereby agrees) have sole conduct of all discussions and negotiations in relation to any claim which gives rise to or may give rise to any claim by the Buyer or the UK Buyer or the US Buyer under any of paragraphs (A), (B), (C) or (E) of clause 6.1 (including any proceedings or actions brought against the any member of the Buyer's Group or the Sellers' Group), including the right to conduct any such proceedings or actions in its own name or in the name of any member of the Buyer's Group.

6.5 Subject to clause 6.6, the Buyer undertakes to Armor that it will (and that it will procure that each member of the Buyer's Group will) provide promptly to Armor (at Armor's cost) all information, documents and assistance which Armor might reasonably request in relation to any proceedings arising out of the circumstances mentioned in clause
         6.1 including using its reasonable endeavours to ensure that officers or employees of the Group Companies are made available to give evidence before any court, enquiry, tribunal or similar forum as and when reasonably requested by Armor upon reasonable notice.

6.6 Nothing in clauses 6.3, 6.4 and 6.5 shall oblige the Buyer or any member of the Buyer's Group:

         (A) to supply any information or assistance to the Sellers or any members of the Sellers' Group to the extent that provision is prohibited by law (provided that Armor shall retain any information provided in breach of any obligations of confidentiality in force at Completion as confidential, save that it may disclose the same to its professional advisers and otherwise in the course of any discussions or negotiations with any person a party to any claim which gives rise to or may give rise to any claim by the Buyer under clause 6.1 or in any proceedings relating thereto); or

         (B) to do or (insofar as required by any member of the Sellers' Group or their representatives) to refrain from doing anything which is unlawful; or

         (C) to provide the services and assistance of its officers and employees as contemplated by clause 6.5 to the extent it would in the reasonable opinion of the Buyer unreasonably interfere with the day to day operations of the business carried on by the Buyer's Group and in any event unless the Sellers have agreed to pay a reasonable fee to compensate the Buyer's Group for the use of the management and employment time concerned.

6.7 Armor shall procure that the Buyer is kept informed of all material matters and developments arising out of any conduct by the Armor or any members of the Sellers' Group or their representatives of any matters contemplated by clause 6.4 and shall provide to the Buyer or members of the Buyer's Group such information and assistance relating thereto and to the matters referred to in clause 6.1 (to the extent relevant to the Group or to the Buyer's Group's obligations under this clause 6) as it may reasonably request from time to time. In no circumstances will Armor or any members of the Sellers' Group or their representatives enter into or purport to enter into any settlement, compromise or other material agreement in relation to the conduct of such matters or the subject matter thereof without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed and in any event without first providing evidence to the Buyer that the Buyer's Group will be fully funded (without recourse) for any of its obligations under the settlement compromise or other agreement concerned.

7.       BUYER'S WARRANTIES

7.1 The Buyer warrants to the Sellers that (and each such warranty shall be construed as a separate warranty):

         (A) the execution and delivery of this agreement and the completion of the transactions contemplated hereby, have, where required, been duly and validly authorised and no other proceedings or action on the part of the Buyer, the US Buyer or the UK Buyer is necessary to authorise the agreement or to complete the transactions so contemplated;

         (B) there is no agreement, arrangement or understanding (whether verbal or in writing) in relation to the transactions contemplated by this agreement between any member of the Buyer's Group and any Key Employee which is materially different to the financial arrangements set out in the offer letter from Granville Baird Capital Partners

                  Limited to the Management dated 5 September 2003, a copy of which Armor acknowledges it has received and read;

         (C) it is a limited company duly incorporated under the laws of the jurisdiction of its incorporation and has been in continuous existence since incorporation;

         (D) it has all corporate power and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory, or other consents, licenses, waivers, or exemptions required to empower it to enter into and to perform its obligations under this agreement;

         (E) the execution, delivery and performance of this agreement by the Buyer do not violate or conflict with:

                  1 any applicable law or any writ, order or decree of any court or governmental authority;

                  2 any provision of the Buyer's formation or governance documents, or

                  3 any material agreement to which the Buyer is a party or by which the Buyer is bound.

7.2 The Buyer warrants to Armor that it has received and read a copy of the English translation of the pleadings in the Angolan Litigation in the agreed form.

8.       PROTECTION OF GOODWILL

8.1 Armor hereby undertakes to the Buyer for itself and on behalf of the UK Buyer and the US Buyer to procure that (except as otherwise agreed in writing with the Buyer) no member of the Sellers' Group will either solely or jointly with any other person (either on its own account or as the agent of any other person) and directly or indirectly:

         (A) for the Restricted Period in the Restricted Territories carry on or be engaged or (except as the holder of shares in a company which confers not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which provides close quarter defence (CQD) training, remote site security services, man-guarding services, security consultancy services, humanitarian mine clearing services, investigation services, security training, lethal fire arm training, driver training, close protection training or dog training or which otherwise competes with any business carried on by a Group Company at Completion (each "A PROTECTED BUSINESS"); and/or

         (B) for a period of three years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who at Completion was an employee of any member of the Group occupying a senior or managerial position and likely (in the reasonable opinion of the Buyer) to be:

                  1 in possession of ArmorGroup Confidential Information relating to any member of the Group; or

                  2 able to influence the customer relationships or connections of any member of the Group provided that this shall not restrict any member of the Sellers' Group from advertising or otherwise taking steps to recruit (and/or from subsequently employing) any person which is or are not specifically aimed at or intended to recruit a particular employee or group of employees of any Group Company save that if any of the Key Employees responds to such advertisement or recruitment process Armor will not, and will procure that no member of the Sellers' Group will, employ such person; and/or

         (C) for a period of three years from Completion prevent or restrict any person who at any time in the period of 12 months prior to Completion has been a client or customer of a Protected Business from continuing such client or customer relationship with the Group or endeavour to supply services to any such client or customer in competition with any Protected Business; and/or

         (D) for a period of three years from Completion prevent or restrict any person firm or company (other than a member of the Sellers' Group) which at any time in the period of 12 months prior to Completion has been a supplier of goods or services in connection with any Protected Business from supplying such goods or services to any member of the Group, where the cessation or restriction of such supply will or could reasonably be expected to have a materially adverse effect on or cause material loss to any member of the Group; and/or

         (E) at any time after Completion use any of the names "ArmorGroup", "DSL", "Defense Systems", "ITI", "International Training", "Parvus", "Mine Action", "APS", "Alarm Protection Services", "Site Logistic", "Vulcano", "Special Clearance Services" or any name similar thereto or likely to be confused therewith, other than the name "Armor" or "Armour" (whether alone or in conjunction with any other name provided that it is not used as part of the name "ArmorGroup" or "ArmorGroup"), nor at any time after the expiry of six months from Completion use the name "CDR" or "USDS" or any name similar thereto or likely to confused therewith.

         for the purposes of this clause 8:-

         "RESTRICTED PERIOD" shall mean the period of three years in relation to territories within the European Union and five years elsewhere; and

         "RESTRICTED TERRITORIES" means all and any of the following countries together with any other countries in which the Group carries on business or intends to carry on business imminently (that is to say, within the next six months, if possible) and has made preparatory steps (or more) towards achieving such goal:

         Afghanistan, Algeria, Bahrain, Bosnia, Cambodia, Cameroon, Chad, China inc Hong Kong, Colombia, the Congo, Cote D'Ivoire, Croatia, Ecuador, France, Gabon, Greece, Guinea, Iraq, Italy, Japan, Jersey, Kenya, Lebanon, Mozambique, Nepal, Nigeria, Papua New Guinea, Peru, Russia, Saudi Arabia, South Africa, Spain, Sierra Leone, Singapore, Tanzania, Thailand, Turkey, Uganda, UK, USA, Venezuela, Vietnam.

8.2 Nothing in clause 8.1(A), (C) or (D) shall prevent or restrict any member of the Sellers' Group from:

         (A) carrying on or being engaged in or economically interested in any of the following businesses:

                  1        remote site surveys;

                  2        surveillance detection services;

                  3        surveillance detection training;

                  4 training pertaining to law enforcement (excluding driver training and further excluding lethal firearms training other than holster training and less-lethal firearms training);

                  5 security consultancy services in relation to data and network security; or

         (B) acquiring the whole or any part of a business which includes, or the share capital of a company or group of companies whose business or a part of whose business includes, operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 8.1 (the "COMPETITIVE OPERATIONS"), as part of a larger acquisition or series of related acquisitions if the Competitive Operations comprise a minor part of the business or the business of such company or group of companies acquired (the "OVERALL OPERATIONS"). For the purpose of this clause 8.2(B), a "MINOR PART" of the Overall Operations shall be a part of the Overall Operations the turnover or profit before tax of which does not, at the time of the acquisition, exceed 10 per cent. of the gross turnover or profit before tax of the Overall Operations as a whole.

8.3 Armor undertakes to the Buyer for itself and on behalf of the UK Buyer and the US Buyer that if Armor or any other member of the Sellers' Group completes the acquisition of Competitive Operations as detailed in clause 8.2(B) above:

         (A) Armor will promptly inform the Buyer (and, if so requested by the Buyer, provide the Buyer with such information as the Buyer may reasonably require for the purposes of enabling the Buyer to verify that the Competitive Operations in question constitute a minor part of the Overall Operations) and further that it will, or will procure that the relevant member of the Sellers' Group will, use its reasonable endeavours to sell or otherwise dispose of the Competitive Operations to a third party or to the Buyer or any member of the Buyer's Group as soon after such acquisition as is commercially practicable and Armor will or will procure that the relevant member of the Seller's Group will permit the Buyer or any member of the Buyer's Group to participate in any sale process relating to the disposal of the Competitive Operations as a potential purchaser thereof on a basis no less preferential to any other potential purchaser; and

         (B) where the acquisition of Competitive Operations as detailed in clause 8.2(B) above is made prior to the expiry of two years from Completion, Armor will, for a period of two years from Completion, ensure that the turnover or profit before tax of the Competitive Operations does not increase to an extent such that the turnover or profit before tax of the Competitive Operations exceeds five per cent. of the gross turnover or profit before tax of the Seller's Group as a whole and further that it will, if so requested by the Buyer, provide the Buyer with such information as the Buyer may reasonably require for the purposes of enabling the Buyer to verify that the turnover or profit before tax of the Competitive Operations in question exceeds five per cent. of the gross turnover or profit before tax of the Seller's Group as a whole provided that nothing in this clause 8.3 will require Armor to sell or otherwise dispose of, or to procure the sale or other disposal of, the Competitive Operations on less than commercially reasonable terms.

8.4 Armor agrees that the undertakings contained in this clause 8 are fair and reasonable and are necessary to ensure to the Buyer the full benefit of the Group and are entered into for the purpose of protecting the goodwill of the business of each member of the Group. In the event that any such restriction shall be found to be void or unenforceable but would be valid or effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

8.5 Armor agrees and undertakes to the Buyer for itself and on behalf of the UK Buyer and the US Buyer that it will in no way seek to use, register or otherwise exploit the trademarks the subject of the Trade Mark Assignment and the Non-US Trade Mark Assignment.

9.       CONFIDENTIAL INFORMATION

9.1 Armor shall not and shall procure that no other member of the Sellers' Group shall use or disclose to any person any information relating to the business or financial or other affairs of any member of the Group which is of a secret or confidential nature ("ARMORGROUP CONFIDENTIAL INFORMATION") Provided that clause 9.1 shall not apply to:

         (A) use or disclosure of ArmorGroup Confidential Information to or at the written request of the Buyer;

         (B) disclosure of ArmorGroup Confidential Information required to be disclosed by law, rule regulation or legal process or by a recognised securities exchange or any other regulatory or governing body;

         (C) disclosure of ArmorGroup Confidential Information on a confidential basis to professional advisers for the purpose of advising the Seller;

         (D) ArmorGroup Confidential Information which becomes generally known other than by Armor's breach of this clause 9.1; or

         (E) ArmorGroup Confidential Information that may be required in order to enforce, through the institution of legal proceedings, the Sellers' rights under this agreement or any agreement delivered in connection with the transactions contemplated hereby.

9.2 The Buyer shall not and shall procure that no other member of the Buyer's Group shall use or disclose to any person any information relating to the business or financial or other affairs of any member of the Sellers' Group which is of a secret or confidential nature ("ARMOR CONFIDENTIAL INFORMATION") Provided that clause 9.2 shall not apply to:

         (A) use or disclosure of Armor Confidential Information to or at the written request of the Armor;

         (B) disclosure of Armor Confidential Information required to be disclosed by law, rule regulation or legal process or by a recognised securities exchange or any other regulatory or governing body;

         (C) disclosure of Armor Confidential Information on a confidential basis to professional advisers for the purpose of advising the Buyer;

         (D) Armor Confidential Information which becomes generally known other than by the Buyer's breach of this clause 9.2; or

         (E) Armor Confidential Information that may be required in order to enforce, through the institution of legal proceedings, the Buyer's rights under this agreement or any agreement delivered in connection with the transactions contemplated hereby.

9.3      The restrictions in this clause 9 shall apply without limit in time.

10.      TAX AFFAIRS

10.1 The Buyer shall procure that after Completion the Sellers' Group and its duly authorised agents are afforded all such access (including, at their own expense, the right to take copies) to the books, accounts, records and Tax returns of each Group Company and all such other information and assistance as may reasonably be required to enable the Sellers and their agents to prepare any Tax returns, computations, notices, claims or elections on behalf of any member of Sellers' Group.

10.2 Armor shall likewise procure that the Buyer and its duly authorised representatives are provided with access (including, at their own expense, the right to take copies) to the books and records and Tax returns of the Sellers' Group and such other information and assistance as may be reasonably required for the preparation of any Tax returns, computations, notices, claims or elections on behalf of any members of the Buyer's Group.

11.      ANNOUNCEMENTS

11.1 No party shall disclose the making of this agreement nor its terms nor any other agreement entered into pursuant to this agreement (except those matters set out in the press release in the agreed form) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:

         (A) to its professional advisers for the purposes of taking advice in connection with this agreement and/or its legal obligations; or

         (B) required by law, rules or regulations or the rules or requirements of any recognised securities exchange or any other regulatory or governing body and disclosure shall then only be made by that party:

                  1 after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that (to the extent practicable) any such announcement shall be made only after notice to the other party/parties; and

                  2 to the person or persons and in the manner required by law, rules or regulation or by the relevant recognised securities exchange or such other regulatory body or as otherwise agreed between the parties; or

         (C) to its financiers, but only for the purpose of bona fide compliance with reporting obligations imposed under the terms of the financing documentation.

11.2 The restrictions contained in clause 11.1 shall apply without limit of time.

12.      ASSIGNMENT

12.1 Subject to clause 12.2, this agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

12.2     Notwithstanding clause 12.1, following Completion:

         (A) each of the Buyer, the UK Buyer and the US Buyer shall be entitled to charge and/or assign the benefit of its rights under this agreement (the "RIGHTS") (in each case by way of security) to a bank or financial institution that provides facilities to it or any

                  Group Company itself or act, as facility agent and security trustee or security agent by way of security for the indebtedness incurred in connection with the acquisition of the Shares (or in replacement in whole or part of any such facilities) whether with or without other facilities (provided always that the Buyer, the UK Buyer and the US Buyer, as applicable, shall procure that the Rights may not be further charged or assigned by such a security assignee to any third party except pursuant to clause 12.3); and

         (B) any Rights of the Buyer, the UK Buyer and the US Buyer may be assigned to any member for the time being of the Buyer's Group (but on the basis that any such assignee may only enforce and enjoy the Rights so assigned to it while it remains a member of the Buyer's Group) and any Rights so assigned to a member of the Buyer's Group may be assigned by that member of the Buyer's Group to another member of the Buyer's Group for the time being on an equivalent basis.

12.3 The person to whom Rights have been charged or assigned in accordance with clause 12.2 or any administrative receiver appointed by it or other person appointed to enforce any such security may charge or assign all or any of the Rights to any third party for the purpose of or in connection with such enforcement.

12.4 Any permitted assignee of the Buyer, the UK Buyer and the US Buyer or of another permitted assignee and the UK Buyer and the US Buyer may enforce any right or benefit assigned to it as if it had been named in this agreement as Buyer and may recover thereunder as if it had acquired the Shares or other relevant Assets for the consideration and upon the other terms of this agreement and has thereby sustained all diminutions of value and losses and expenses and consequences of such acquisition as have been sustained by the Buyer, the UK Buyer or the US Buyer, as applicable, and any subsequent holder for the time being of any such Shares and/or Assets, including itself, as if they were all one entity which had retained the ownership of such Shares and Assets throughout Provided that the assignee shall not be entitled to recover from Armor any more than the Buyer, the UK Buyer or the US Buyer, as applicable, would have been able to recover were the assignment not to have been made.

13.      COSTS

13.1 Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

13.2 The Sellers undertake that none of the members of the Group have borne any costs and expenses in connection with the sale or, so far as Armor is aware, purchase of the Shares and other assets hereunder and to the extent that they have the Sellers will procure that the same are reimbursed to the relevant members of the Group without any rights of recourse against the Buyer's Group on the part of the person reimbursing the same.

14.      EFFECT OF COMPLETION

         The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

15.      FURTHER ASSURANCES

15.1 Each of the parties shall from time to time upon reasonable request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer (or the UK Buyer, the US Buyer or as the Buyer may otherwise direct) the Shares and other Assets acquired pursuant to this agreement and otherwise giving the other parties the full benefit of this agreement.

15.2 Without prejudice to clause 15.1, if it is discovered that any Intellectual Property or other rights or assets currently exclusively used in the business of the Group or of any Group member are vested in or owned by any member of the Sellers' Group, Armor shall procure that the same are duly transferred to and vested in the Buyer or such member or members of the Group as it may direct in writing for no additional consideration.

15.3 The Buyer hereby acknowledges that it is not buying any interest in the shares or other securities of any of the Excluded Subsidiaries or USDS Inc or New Technologies Armor Inc. pursuant to this agreement and to the extent that any interest in the title to such shares or securities becomes vested in the Buyer, the Buyer shall as soon as reasonably practicable following request from Armor at Armor's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to Armor for the purpose of vesting such title in Armor or any other member of the Sellers' Group as Armor shall direct.

15.4 The parties acknowledge that prior to the entry into of this agreement it has not been possible, due to the requirements of third parties, for Armor (or the relevant Seller) to obtain releases of the security specified in schedule 13 (the "RELEVANT SECURITY") which affects the Group and that, consequently, it will be necessary to effect such releases and relevant filings in connection therewith after Completion. Armor will (at its sole cost and expense) use all reasonable endeavours to obtain releases of the Relevant Security and effect such filings as soon as reasonably practicable following Completion and in terms reasonably satisfactory to the Buyer.

15.5 The Buyer agrees that it shall procure that the current financial year end of any member of the Group will not change from 31 December for tax, accounting or statutory purposes.

16.      ENTIRE AGREEMENT

16.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other parties (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

         (A) this agreement together with any other documents referred to in this agreement (together the "TRANSACTION DOCUMENTS") constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

         (B) neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

         (C) neither it (nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

         PROVIDED THAT the provisions of this clause 16 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

17.      VARIATIONS AND THIRD PARTY RIGHTS

17.1 This agreement may be varied only by a document signed by all the parties to this agreement.

17.2 The provisions of The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement save to the extent that rights are expressly granted hereunder to the UK Buyer, the US Buyer and/or Granville Baird Capital Partners Limited but this clause 17.2 shall not affect any right or remedy of a third party which exists or is available otherwise than by operation of that Act.

18.      WAIVER/CONSENTS

18.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

18.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties to this agreement.

18.4 The obligations and liabilities of any party hereto shall not be prejudiced released or effected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other parties so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or effect any such obligations, except in any such case an express written release by all the parties to whom the relevant obligations and liabilities are owed and due.

18.5 The written consent or waiver of Armor shall operate due consent or waiver, as appropriate, on behalf of all of the Sellers for the purposes of this agreement, the Tax Deed and any other agreement entered into pursuant hereto.

19.      INVALIDITY

19.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

         (A) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

         (B) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

         shall not be affected or impaired in any way.

20.      NO SET-OFF

20.1 The Buyer shall not have the right to set-off any amount due by it, or due to be procured to be paid by it, under any provision of this agreement against any amount due by Armor or any other of the Sellers to it (or, for the avoidance of doubt to either the UK Buyer or the US Buyer) under this agreement.

20.2 Notwithstanding the foregoing, the Buyer shall be entitled to withhold $65,714.50 from the monies otherwise due to be procured by it to be paid by Armor Holdings Limited on 25 November 2004 (pursuant to the provisions of clause 3.5(A)2) on the basis that were this agreement to have been signed prior to settlement of the claim made by Terence Bramble of his claim against the Group (which was settled on or about 20 November 2003), it would have included in clause 6.1 a further indemnity in respect of such claim (along the lines of the indemnity included at clause 6.1(D)) and accordingly Armor would have been liable to pay $65,714.50 to the US Buyer under such indemnity. Armor agrees to account for such set-off as repayment by Armor Holdings Limited of $65,714.50 of the debt otherwise due by Armor Holdings Limited to Armor and a payment by Armor of an equivalent amount to the US Buyer, and the Buyer shall procure that Armor Holdings Limited accounts to the US Buyer for the same.

21.      NOTICES

21.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post or (if sent abroad) air mail:

         In the case of the Buyer to:
         ArmorGroup International Limited,
         Eggington House,
         25-28 Buckingham Gate
         London SW1E 6LD

         Fax:                               +44 (0)20 7828 2845
         Attention:                         Dave Seaton/Christopher Beese

         with a copy to:
         Granville Baird Capital Partners Limited
         5th Floor
         Walsingham House
         35 Seething Lane
         London EC3N 4AH

         Fax:                               +44 (0)20 7667 8481
         Attention:                         Simon Havers/Mike Fell

         In the case of the Sellers to:
         Armor Holdings, Inc.,
         1400 Marsh Landing Parkway
         Suite 112
         Jacksonville
         Florida 32250

         Fax:                               +1 904 741 5403
         Attention:                         Robert Schiller
         with copy to:
         Kane Kessler P.C.
         1350 Avenue of the Americas
         26th Floor
         New York,
         New York 10019

         Fax:                               +1 212 245 3009
         Attention:                         Robert L. Lawrence

         and shall be deemed to have been duly given or made as follows:

         (A) if personally delivered, upon delivery at the address of the relevant party;

         (B) if sent by first class post, two Business Days after the date of posting;

         (C) if sent by air mail, five Business Days after the date of posting; and

         (D)      if sent by fax, when despatched with confirmation of delivery;

         provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

21.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 21.1 provided that such notification shall only be effective:

         (A) on the date specified in the notification as the date on which the change is to take place; or

         (B) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

22.      COUNTERPARTS

         This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

23.      COMPLIANCE OBLIGATION

         Armor undertakes to the Buyer for itself and on behalf of the UK Buyer and the US Buyer that Armor will procure compliance by each of the Sellers with their respective obligations under this agreement.

24.      GOVERNING LAW AND JURISDICTION

24.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

24.2 The parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and the documents to be entered into pursuant to it. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

24.3 Each party irrevocably agrees that a final and non-appealable judgment of a court of competent jurisdiction in connection with a dispute over this agreement and/or any documents to be entered into pursuant to it shall be conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS whereof this agreement has been executed by each of the parties on the date first above written.

SIGNED for and on behalf of                )         /s/ Warren B Kanders
ARMOR HOLDINGS INC.                        )         Warren B Kanders
                                                     Chief Executive Officer






SIGNED for on behalf of                    )
ARMOR GROUP LIMITED                        )
PARTNERSHIP                                )
acting through its general partner         )         /s/ Todd Smith
ARMOR HOLDINGS GP, LLC                     )         Todd Smith
                                                     Manager






SIGNED for and on behalf of                )
ARMOR HOLDINGS MOBILE                      )         /s/ Todd Smith
SECURITY LLC                               )         Todd Smith
                                                     Secretary






SIGNED for and on behalf of                )         /s/ Todd Smith
ARMOR GROUP SERVICES LLC                   )         Todd Smith
                                                     Manager






SIGNED for and on behalf of                )
ARMORGROUP INTERNATIONAL                   )         /s/ David Seaton
LIMITED                                    )         David Seaton